EXHIBIT 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS FOURTH QUARTER AND 2005 RESULTS

CHICAGO (February 22, 2006) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the fourth quarter and twelve months ended December 31, 2005. Net income from continuing operations in the fourth quarter of 2005 was $1,157,000, or $0.05 per diluted share, as compared to $1,167,000, or $0.05 per diluted share, in the prior year fourth quarter.

For the fourth quarter ended December 31, 2005, total net revenue increased by 25% to $21,600,000 from $17,269,000 for the prior year fourth quarter. Net revenue from surgical facilities was $16,278,000, up 25% from $13,041,000 in the prior year fourth quarter. This revenue increase was primarily due to a 21% increase in total surgical procedures performed in the fourth quarter of 2005 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 3% over the prior year fourth quarter. Product sales and other revenue was $5,322,000 in the fourth quarter of 2005, up 26% from the prior year fourth quarter. The majority of this increase was contributed by our marketing products and services business.

Operating income in the fourth quarter of 2005 increased by 19% to $4,104,000, or 19% of net revenue, from $3,453,000, or 20% of net revenue, in the same period for the prior year. Fourth quarter 2005 operating expenses included approximately $300,000 in expenses related to the completion of the search for our new CEO. Minority interest in the fourth quarter of 2005 was $2,028,000, up 35% over the prior year fourth quarter. This increase is primarily due to the surgical facilities acquired in the fourth quarter of 2004 and 2005. Net interest expense increased by over 200% to $244,000 in the fourth quarter of 2005 as compared to the prior year fourth quarter. This increase is due in part to the increase in outstanding borrowings to finance acquisitions as well as an increase in interest rates.

In the fourth quarter of 2005, NovaMed acquired a majority interest in two surgery centers located in Whittier, California and Fremont, Nebraska, and sold its majority interest in a surgery center located in St. Joseph, Missouri. The gain on the sale of the St. Joseph, Missouri surgery center, as well as the facility’s operating results, are included in discontinued operations in the fourth quarter of 2005 and for all prior periods presented.

For the year ending December 31, 2005, net income from continuing operations increased by 45% to $5,305,000, or $0.22 per diluted share, from $3,666,000, or $0.16 per diluted share, for 2004. The 2005 and 2004 results included pre-tax net gains on the sale of minority interests of $110,000 and $99,000, respectively.

Total net revenue for 2005 increased by 28% to $81,226,000 from $63,648,000 for 2004. Net revenue from surgical facilities was $60,169,000, up 32% from $45,704,000 in 2004. This revenue increase was primarily due to a 31% increase in total surgical procedures performed in 2005 as compared to 2004. On a same-facility basis, surgical facilities net revenue increased by 6% over the prior year. Product sales and other revenue was $21,057,000 in 2005, up 17% from the prior year. Operating income in 2005 increased 50% to $16,357,000, or 20% of net revenue, from $10,886,000, or 17% of net revenue, in 2004. Minority interest in 2005 was $7,372,000, up 52% from 2004 and net interest expense in 2005 was $721,000, up over 400% from 2004.

“While we are pleased with our results for 2005, we are not satisfied with our same-facility net revenue growth in the fourth quarter,” commented Thomas S. Hall, NovaMed President and Chief Executive Officer. “Of our 21 surgery centers included in our same-facility count in the fourth quarter, one center had a significant negative impact on same-facility growth due to the loss of some doctor-users, none of whom were partners. Without this center included, same-facility net revenue growth would have been 8% in the fourth quarter, so we did see some strong net revenue growth at many of our centers,” added Mr. Hall.

“In 2005, we invested over $18 million in four surgery center acquisitions and ended the year with net debt of just over $15 million,” said Mr. Hall. “One of NovaMed’s top priorities in 2006 is to focus more resources on producing internal growth within our existing portfolio of 28 surgery centers. We will also continue to pursue attractive acquisition and development opportunities,” said Mr. Hall.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed has ownership interests in 28 surgery centers located in 16 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 9:00 a.m. Central Time on Wednesday, February 22, 2006. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through March 21, 2006.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2004 Form 10-K filed on March 31, 2005. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Net revenue:
Surgical facilities	$16,278	$13,041	$60,169	$45,704
Product sales and other	5,322	4,228	21,057	17,944
Total net revenue	21,600	17,269	81,226	63,648

Operating expenses:
Salaries, wages and benefits	7,182	5,638	25,844	21,420
Cost of sales and medical supplies	5,211	4,089	19,628	15,433
Selling, general and administrative	4,396	3,499	16,939	13,464
Depreciation and amortization	707	590	2,458	2,445
Total operating expenses	17,496	13,816	64,869	52,762

Operating income	4,104	3,453	16,357	10,886

Interest (income) expense, net	244	77	721	142
Minority interest	2,028	1,506	7,372	4,863
Earnings of nonconsolidated affiliate	(4)	(23)	(106)	(23)
(Gain) loss on sale of minority interests	—	—	(110)	(99)
Other (income) expense, net	(92)	(50)	(361)	(105)
Income before income taxes	1,928	1,943	8,841	6,108
Income tax provision	771	776	3,536	2,442

Net income from continuing operations	1,157	1,167	5,305	3,666
Net income from discontinued operations	1	51	213	793
Gain on sale of discontinued operations	71	—	71
Net income	$1,229	$1,218	$5,589	$4,459

Earnings per common share - diluted:
Earnings from continuing operations	$0.05	$0.05	$0.22	$0.16
Earnings from discontinued operations	—	—	0.01	0.03
Net earnings per diluted share	$0.05	$0.05	$0.23	$0.19

Shares used in computing diluted earnings per share	24,089	23,337	23,842	23,088

Selected Operating Data:

ASCs operated at end of period	28	24	28	24
Procedures performed during the period	20,466	16,874	75,512	57,568
Cash flow provided by operating activities	$3,641	$4,998	$11,759	$10,152
Cash flow used in investing activities	$(12,781)	$(5,228)	$(23,736)	$(27,627)
Cash flow provided by (used in) financing activities	$8,352	$(1,822)	$12,648	$5,743

	December 31,	December 31,
Balance Sheet Data:	2005	2004

Cash and cash equivalents	$1,690	$500
Accounts receivable, net	11,933	10,183
Working capital	6,669	5,528
Total assets	100,962	76,987
Long-term debt	17,404	5,314
Minority interest	10,266	8,424
Shareholders' equity	62,475	54,621